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                                  23(d)(1)(aa)

   Amendment to Investment Advisory Agreement - TA IDEX Transamerica Flexible
                                     Income

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                         TRANSAMERICA IDEX MUTUAL FUNDS

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2007 to the Management and Investment Advisory Agreement dated as of June 25, 1998, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. on behalf of TA IDEX Transamerica Flexible Income (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Any reference to compensation of TA IDEX TRANSAMERICA FLEXIBLE INCOME is now revised to reflect the following Advisory Fees, effective as of January 1, 2007:

          0.775% of average daily net assets of the first $100 million; 0.75% of average daily assets over $100 million up to $250 million; 0.675% of average daily assets over $250 million up to $350 million; and 0.625% of average daily net assets in excess of $350 million.

     Any references to TA IDEX TEMPLETON TRANSAMERICA GLOBAL AND TA IDEX TRANSAMERICA BALANCED remain the same.

     In all other respects, the Management and Investment Advisory Agreement dated as of June 25, 1998, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By: /s/ John K. Carter
                                            ------------------------------------
                                        Name: John K. Carter
                                        Title: President and Chief Executive
                                               Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Senior Vice President, General
                                               Counsel and Secretary